Exhibit 99.1

Barnes & Noble Reports Fiscal 2014 Third Quarter Financial Results

Consolidated EBITDA of $173 million
Core Comparable Bookstore Sales Trend Improves
NOOK® Losses Narrow on Cost Reductions, Device Strategy Shift and Comparisons to Prior Year Charges

NEW YORK--(BUSINESS WIRE)--February 26, 2014--Barnes & Noble, Inc. (NYSE:BKS) today reported sales and earnings for its fiscal 2014 third quarter ended January 25, 2014.

Third quarter consolidated revenues decreased 10.3%, to $2.0 billion, as compared to the prior year. Third quarter consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) increased from $59 million a year ago to $173 million. Prior year results were adversely impacted by $74 million of NOOK inventory-related charges. The remaining year-over-year EBITDA increase was primarily attributable to lower NOOK expenses.

“During the third quarter, the company significantly improved its balance sheet and bottom line, while making real progress on our strategic priorities,” said Michael P. Huseby, Chief Executive Officer of Barnes & Noble, Inc. “Retail’s core comparable store sales benefited from a strong title line-up, strong execution and an effective advertising campaign. College entered into the spring back-to-school rush and saw continued growth in its higher margin textbook rental business. This resulted in a slight EBITDA increase for College, even after funding and developing our digital educational applications. We expect the soft launch of our higher education digital product before the end of this fiscal year. NOOK losses narrowed significantly as we achieved our objective of selling through much of our pre-holiday device inventory, while managing promotions to optimize sales.”

Third Quarter 2014 Results from Operations

Segment results for the fiscal 2014 and fiscal 2013 third quarters are as follows:

	Revenues (unaudited)				EBITDA[2] (unaudited)
$ in millions			Increase/(Decrease)				Increase/(Decrease)
	Q3 2014	Q3 2013	$	%	Q3 2014	Q3 2013	$	%
Retail	$1,410.3	$1,505.2	($94.8)	-6.3%	$199.6	$215.9	($16.3)	-7.5%
College	$486.2	$517.2	($31.0)	-6.0%	$35.2	$33.9	$1.3	3.9%
NOOK	$156.9	$316.0	($159.1)	-50.4%	($61.8)	($190.4)	$128.6	67.5%
Elimination (1)	($57.6)	($114.4)	$56.8	-49.6%	n/a	n/a	n/a	n/a
Total	$1,995.8	$2,223.9	($228.2)	-10.3%	$173.1	$59.4	$113.7	191.3%

(1)	Represents the elimination of intercompany sales from NOOK to Barnes & Noble Retail and Barnes & Noble College on a sell through basis.
(2)	This non-GAAP measure has been reconciled to the comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures on the attached Segment Information table.

Retail

The Retail segment, which consists of Barnes & Noble bookstores and BN.com, had revenues of $1.4 billion for the quarter, decreasing 6.3% over the prior year. The sales decrease was attributable to a comparable store sales decline of 4.9% for the quarter, store closures and lower online sales. Comparable store sales declined primarily due to lower sales of NOOK products. “Core” comparable bookstore sales, which exclude sales of NOOK products, decreased 0.5% for the quarter, an improvement as compared to the first half of the fiscal year.

Retail generated EBITDA of $200 million in the quarter, decreasing 7.5% as compared to a year ago. The sales decline was partially mitigated by a higher mix of higher margin core products and continued expense management.

College

The College segment had revenues of $486 million, decreasing 6.0% as compared to a year ago. Comparable College store sales decreased 4.0% for the quarter, impacted by a higher mix of lower priced used textbook rentals and lower textbook volume, partially offset by higher general merchandise sales. The spring back-to-school rush season extended past the close of the Company’s fiscal third quarter. Factoring in the two additional weeks in February that contributed to this year’s rush season, comparable store sales decreased 3.1% for the quarter. Comparable College store sales reflect the retail selling price of new or used textbooks when rented.

College EBITDA increased 3.9% as compared to a year ago to $35 million despite the sales decline, as higher margins outpaced additional investments in digital product development.

NOOK

The NOOK segment (including digital content, devices and accessories) had revenues of $157 million for the quarter, decreasing 50.4% from a year ago. Device and accessories sales were $100 million for the quarter, a decrease of 58.2% from a year ago, due to lower unit selling volume and lower average selling prices. Digital content sales were $57 million for the quarter, a decline of 26.5% compared to a year ago, due primarily to lower device unit sales.

The Company did not introduce any new tablet products this past holiday season, contributing to the third quarter sales decline. Instead, the Company executed its plan to sell through most of its existing device inventory, while also building additional tablet devices to meet holiday and post-holiday demand, using previously acquired parts and components.

NOOK EBITDA losses decreased $129 million, or 67.5%, as compared to a year ago to $62 million. As noted earlier, prior year results were adversely impacted by $74 million of inventory-related charges. The remainder of the EBITDA loss reduction was primarily due to a decline in NOOK expenses of $52 million for the quarter on lower advertising and targeted cost rationalization.

As part of the Company’s ongoing efforts to rationalize the NOOK business and position it for future success and value creation, staffing levels in certain areas of the organization have changed, leading to certain job eliminations after the quarter ended. These ongoing efforts may involve additional actions.

“We have taken steps to reduce costs and device exposure, while focusing our efforts to reverse the content sales decline,” continued Michael P. Huseby. “We remain committed to delivering world-class reading experiences to our customers through our reading centric e-Ink and color reading devices. The Company is actively engaged in discussions with several world-class hardware partners related to device development as well as content packaging and distribution. As a result, we plan to launch a new NOOK color device in early fiscal 2015.”

Consolidated Results

Consolidated third quarter net earnings were $63.2 million, or $0.86 per share, compared to a net loss of $3.7 million, or a loss of $0.14 per share, in the prior year.

During the quarter, the Company recorded an additional valuation allowance against certain deferred tax assets as a result of decisions made regarding the Company’s future device strategy in international markets. The impact of this item on third quarter net income was $44 million.

The Company ended the quarter with $490 million in cash, $276 million higher than last year, with no borrowings drawn under its $1 billion credit facility. As the Company executed its plan to sell through its device inventory, it converted inventory to cash, which contributed to the Company’s improved liquidity position.

Guidance

The company reaffirms its previously issued full-year guidance, in which it expects Retail comparable store sales to decline in the high single digits, Core Retail comparable bookstore sales to decline in the low- to mid-single digits and College comparable store sales to decline in the low single digits.

Conference Call

A conference call with Barnes & Noble, Inc.’s senior management will be webcast beginning at 10:00 A.M. ET on Wednesday, February 26, 2014, and is accessible at www.barnesandnobleinc.com/webcasts.

Barnes & Noble, Inc. will report fiscal 2014 year-end results on or about June 26, 2014.

About Barnes & Noble, Inc.

Barnes & Noble, Inc. (NYSE:BKS) is a Fortune 500 company and the leading retailer of content, digital media and educational products. The company operates 663 Barnes & Noble bookstores in 50 states, and one of the Web’s largest e-commerce sites, BN.com (www.bn.com). Its NOOK Media LLC subsidiary is a leader in the emerging digital reading and digital education markets. The NOOK digital business offers award-winning NOOK® products and an expansive collection of digital reading and entertainment content through the NOOK Store™ (www.nook.com), while Barnes & Noble College Booksellers, LLC operates 696 bookstores serving over 4.6 million students and faculty members at colleges and universities across the United States. Barnes & Noble is proud to be named a J.D. Power and Associates 2012 Customer Service Champion and is only one of 50 U.S. companies so named. Barnes & Noble.com is ranked the number one online retailer in customer satisfaction in the book, music and video category and a Top 10 online retailer overall in customer satisfaction according to ForeSee E-Retail Satisfaction Index (Spring Top 100 Edition).

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company's corporate website: www.barnesandnobleinc.com.

Forward-Looking Statements

This press release contains certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) and information relating to Barnes & Noble that are based on the beliefs of the management of Barnes & Noble as well as assumptions made by and information currently available to the management of Barnes & Noble. When used in this communication, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "will,” “forecasts,” “projections,” and similar expressions, as they relate to Barnes & Noble or the management of Barnes & Noble, identify forward-looking statements.

Such statements reflect the current views of Barnes & Noble with respect to future events, the outcome of which is subject to certain risks, including, among others, the general economic environment and consumer spending patterns, decreased consumer demand for Barnes & Noble’s products, low growth or declining sales and net income due to various factors, possible disruptions in Barnes & Noble’s computer systems, telephone systems or supply chain, possible risks associated with data privacy, information security and intellectual property, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible risks that inventory in channels of distribution may be larger than able to be sold, possible risks associated with changes in the strategic direction of the device business, including possible reduction in sales of content, accessories and other merchandise and other adverse financial impacts, possible risk that component parts will be rendered obsolete or otherwise not be able to be effectively utilized in devices to be sold, possible risk that financial and operational forecasts and projections are not achieved, possible risk that returns from consumers or channels of distribution may be greater than estimated, the risk that digital sales growth is less than expectations and the risk that it does not exceed the rate of investment spend, higher-than-anticipated store closing or relocation costs, higher interest rates, the performance of Barnes & Noble’s online, digital and other initiatives, the success of Barnes & Noble’s strategic investments, unanticipated increases in merchandise, component or occupancy costs, unanticipated adverse litigation results or effects, product and component shortages, the potential adverse impact on the Company’s businesses resulting from the Company’s prior reviews of strategic alternatives and the potential separation of the Company’s businesses, the risk that the transactions with Microsoft and Pearson do not achieve the expected benefits for the parties or impose costs on the Company in excess of what the Company anticipates, including the risk that NOOK Media’s applications are not commercially successful or that the expected distribution of those applications is not achieved, risks associated with the international expansion contemplated by the relationship with Microsoft, including that it is not successful or is delayed, the risk that NOOK Media is not able to perform its obligations under the Microsoft and Pearson commercial agreements and the consequences thereof, risks associated with the restatement contained in, the delayed filing of, and the material weakness in internal controls described in Barnes & Noble’s Annual Report on Form 10-K for the fiscal year ended April 27, 2013, risks associated with the SEC investigation disclosed in the quarterly report on Form 10-Q for the fiscal quarter ended October 26, 2013, risks associated with the ongoing efforts to rationalize the NOOK business and the expected costs and benefits of such efforts and associated risks and other factors which may be outside of Barnes & Noble’s control, including those factors discussed in detail in Item 1A, “Risk Factors,” in Barnes & Noble’s Annual Report on Form 10-K for the fiscal year ended April 27, 2013, and in Barnes & Noble’s other filings made hereafter from time to time with the SEC.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Barnes & Noble or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Barnes & Noble undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this communication.

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended	13 weeks ended	39 weeks ended	39 weeks ended
	January 25, 2014	January 26, 2013	January 25, 2014	January 26, 2013

Sales	$1,995,790	$2,223,945	$5,059,451	$5,561,984
Cost of sales and occupancy	1,392,349	1,670,433	3,625,867	4,110,378
Gross profit	603,441	553,512	1,433,584	1,451,606
Selling and administrative expenses	430,369	494,094	1,193,788	1,319,896
Depreciation and amortization	54,356	55,761	163,039	171,409
Operating Income (loss)	118,716	3,657	76,757	(39,699)
Interest expense, net	7,761	8,772	22,868	25,835
Income (loss) before taxes	110,955	(5,115)	53,889	(65,534)
Income taxes	47,725	(1,432)	64,453	(22,524)
Net Income (loss)	63,230	(3,683)	(10,564)	(43,010)

Income (loss) per common share:
Basic	$0.95	(0.14)	$(0.40)	(0.97)
Diluted	$0.86	(0.14)	$(0.40)	(0.97)

Weighted average common shares outstanding:
Basic	59,033	58,316	58,919	58,168
Diluted	71,033	58,316	58,919	58,168

Percentage of sales:
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy	69.8%	75.1%	71.7%	73.9%
Gross profit	30.2%	24.9%	28.3%	26.1%
Selling and administrative expenses	21.6%	22.2%	23.6%	23.7%
Depreciation and amortization	2.7%	2.5%	3.2%	3.1%
Operating Income (loss)	5.9%	0.2%	1.5%	-0.7%
Interest expense, net	0.4%	0.4%	0.5%	0.5%
Income (loss) before taxes	5.6%	-0.2%	1.1%	-1.2%
Income taxes	2.4%	-0.1%	1.3%	-0.4%
Net Income (loss)	3.2%	-0.2%	-0.2%	-0.8%

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	January 25, 2014	January 26, 2013
ASSETS
Current assets:
Cash and cash equivalents	$489,583	$213,643
Receivables, net	296,759	396,169
Merchandise inventories	1,441,889	1,784,949
Prepaid expenses and other current assets	136,059	115,888
Short-term deferred tax assets	169,966	125,759
Total current assets	2,534,256	2,636,408

Property and equipment:
Land and land improvements	2,541	2,541
Buildings and leasehold improvements	1,239,446	1,208,770
Fixtures and equipment	1,925,899	1,845,100
	3,167,886	3,056,411
Less accumulated depreciation and amortization	2,637,613	2,483,042
Net property and equipment	530,273	573,369

Goodwill	495,496	514,417
Intangible assets, net	532,761	553,099
Other noncurrent assets	48,391	63,001
Total assets	$4,141,177	$4,340,294

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,135,535	$1,256,754
Accrued liabilities	629,145	616,720
Gift card liabilities	392,244	386,704
Short-term note payable	127,250	-
Total current liabilities	2,284,174	2,260,178

Long-term debt	-	-
Long-term deferred taxes	256,235	247,449
Other long-term liabilities	331,305	421,034

Redeemable Preferred Shares; $.001 par value; 5,000	194,482	193,220
shares authorized; 204 and 204 shares issued, respectively
Preferred Member Interests in NOOK Media, LLC	382,954	381,184

Shareholders' equity:
Common stock; $.001 par value; 300,000 shares
authorized; 93,335 and 92,139 shares issued, respectively	93	92
Additional paid-in capital	1,390,582	1,383,430
Accumulated other comprehensive loss	(16,692)	(16,635)
Retained earnings	385,685	529,844
Treasury stock, at cost, 34,295 and 33,810 shares, respectively	(1,067,641)	(1,059,502)
Total shareholders' equity	692,027	837,229
Commitments and contingencies	-	-
Total liabilities and shareholders' equity	$4,141,177	$4,340,294

BARNES & NOBLE, INC. AND SUBSIDIARIES
Segment Information
(In thousands)
(Unaudited)

	13 weeks ended	13 weeks ended	39 weeks ended	39 weeks ended
	January 25, 2014	January 26, 2013	January 25, 2014	January 26, 2013

Sales
Retail	$1,410,308	1,505,151	$3,339,533	3,620,566
College	486,221	517,228	1,449,776	1,510,953
NOOK	156,866	315,965	418,736	668,287
Elimination	(57,605)	(114,399)	(148,594)	(237,822)
Total	$1,995,790	2,223,945	$5,059,451	5,561,984

Gross Profit
Retail	$470,693	504,147	$1,041,777	1,137,954
College	116,523	109,682	334,807	328,945
NOOK	16,225	(60,317)	57,000	(15,293)
Total	$603,441	553,512	$1,433,584	1,451,606

Selling and Administrative Expenses
Retail	$271,079	288,239	$740,827	815,389
College	81,274	75,769	234,336	221,277
NOOK	78,016	130,086	218,625	283,230
Total	$430,369	494,094	$1,193,788	1,319,896

EBITDA
Retail	$199,614	215,908	$300,950	322,565
College	35,249	33,913	100,471	107,668
NOOK	(61,791)	(190,403)	(161,625)	(298,523)
Total	$173,072	59,418	$239,796	131,710

Net Income (Loss)
EBITDA	$173,072	59,418	$239,796	131,710
Depreciation and Amortization	(54,356)	(55,761)	(163,039)	(171,409)
Interest Expense, net	(7,761)	(8,772)	(22,868)	(25,835)
Income Taxes	(47,725)	1,432	(64,453)	22,524
Total	$63,230	(3,683)	$(10,564)	(43,010)

Percentage of sales:

Gross Margin
Retail	33.4%	33.5%	31.2%	31.4%
College	24.0%	21.2%	23.1%	21.8%
NOOK	16.3%	-29.9%	21.1%	-3.6%
Total	30.2%	24.9%	28.3%	26.1%

Selling and Administrative Expenses
Retail	19.2%	19.2%	22.2%	22.5%
College	16.7%	14.6%	16.2%	14.6%
NOOK	78.6%	64.5%	80.9%	65.8%
Total	21.6%	22.2%	23.6%	23.7%

BARNES & NOBLE, INC. AND SUBSIDIARIES
Income (Loss) Per Share
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		39 weeks ended
	January 25, 2014	January 26, 2013	January 25, 2014	January 26, 2013
Numerator for basic income (loss) per share:
Income (loss)	$63,230	(3,683)	$(10,564)	(43,010)
Preferred stock dividends	(3,942)	(3,942)	(11,825)	(11,825)
Accretion of dividends on preferred stock	(316)	(739)	(947)	(1,508)
Less allocation of earnings and dividends to participating securities	(2,604)	-	-	-
Net income (loss) available to common shareholders	$56,368	(8,364)	$(23,336)	(56,343)

Numerator for diluted income (loss) per share:
Net income (loss) available to common shareholders	$56,368	(8,364)	$(23,336)	(56,343)
Accrual of preferred stock dividends	3,942	-	-	-
Accretion of dividends on preferred stock	316	-	-	-
Allocation of earnings and dividends to participating securities	2,604	-	-	-
Less diluted allocation of earnings and dividends to participating securities	(2,338)	-	-	-
Effect of dilutive options	-	-	-	-
Net income (loss) available to common shareholders	$60,892	(8,364)	$(23,336)	(56,343)

Denominator for basic and diluted income (loss) per share:
Basic weighted average common shares	59,033	58,316	58,919	58,168

Denominator for diluted income (loss) per share:
Basic weighted average common shares	59,033	58,316	58,919	58,168
Preferred shares	12,000	-	-	-
Average dilutive options	-	-	-	-
Diluted weighted average common shares	71,033	58,316	58,919	58,168

Income (loss) per common share
Basic	$0.95	(0.14)	$(0.40)	(0.97)
Diluted	$0.86	(0.14)	$(0.40)	(0.97)

CONTACT:
Media:
Barnes & Noble, Inc.
Mary Ellen Keating, 212-633-3323
Senior Vice President
Corporate Communications
mkeating@bn.com
or
Investor:
Barnes & Noble, Inc.
Andy Milevoj, 212-633-3489
Vice President, Investor Relations
amilevoj@bn.com